EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED DECEMBER 18, 2019

Paychex, Inc. Reports Second Quarter Results

December 18, 2019

Second Quarter Fiscal 2020 Highlights

•	Total revenue increased 15% to $990.7 million.
•	Operating income increased 11% to $341.7 million.
•	Net income increased 10% to $258.7 million, and adjusted net income(1) increased 8% to $253.8 million.
•	Diluted earnings per share increased 11% to $0.72 per share, and adjusted diluted earnings per share(1) increased 8% to $0.70 per share.
•	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”)(1) increased 16% to $398.8 million.

(1)

Adjusted net income, adjusted diluted earnings per share, and EBITDA are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Rochester, N.Y., (December 18, 2019) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (Nasdaq:PAYX) today announced total revenue of $990.7 million for the three months ended November 30, 2019 (the “second quarter”), an increase of 15% from $858.9  million for the same period last year. Oasis Outsourcing Group Holdings, L.P. (“Oasis”), acquired in December 2018, contributed approximately 9% to the growth in total revenue compared to the same period last year.  Net income increased 10% to $258.7 million, and diluted earnings per share increased 11% to $0.72 per share for the  second quarter.    Adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, each increased 8% to $253.8 million and $0.70 per share,  respectively, for the second quarter.

Martin Mucci, President and Chief Executive Officer, commented, “During the second quarter, we delivered solid growth across our major business lines. In particular, our human resource (“HR”) outsourcing services, time and attendance solutions, and retirement services performed well.”

Mucci added, “We are heavily focused on continued innovation to meet our customers’ and their employees' evolving needs, simplifying HR complexities and offering solutions to help them thrive and grow.  We are investing in innovative technology in the areas of flexible payments, integrations, data analytics, and artificial intelligence, while still maintaining our commitment to personalized service.  Our state-of-the-art technology and exceptional service distinguish us in the market as we deliver a more personalized and technology-enhanced experience for our clients and their employees.”

Management Solutions revenue was $726.7 million for the second quarter, a 6% increase compared to the same period last year. Oasis contributed slightly less than 1% to the growth in Management Solutions revenue compared to the same period last year.  The remaining increase was primarily driven by increases in our client base and growth in revenue per client, which improved as a result of higher price realization and increased penetration of our suite of solutions, particularly time and attendance, retirement services, and HR outsourcing.  Retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds.

Professional employer organization (“PEO”) and Insurance  Services revenue was $244.1 million for the second quarter, an increase of 57% compared to the same period last year.  Oasis contributed approximately 47% to the growth in PEO and Insurance Services revenue compared to the same period last year.  In addition to the acquisition of Oasis, this increase was driven by growth in clients and client worksite employees across our PEO business.  Insurance Services revenue benefited from an increase in the number of health and benefit clients and applicants, offset by the impact of softness in the workers’ compensation market as state insurance fund rates declined.

Interest on funds held for clients increased 9% to $19.9 million for the second quarter, compared to the same period last year.  The increase resulted from higher realized gains, average investment balances, and average interest rates. Funds held for clients average investment balances were impacted by wage inflation and increases within our client base, offset by changes in client base mix and timing of collections and remittances.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the six months ended
	November 30,			November 30,
$ in millions	2019	2018	Change	2019	2018	Change
Average investment balances:
Funds held for clients	$3,726.3	$3,656.2	2%	$3,735.5	$3,675.5	2%
Corporate cash equivalents and investments	$788.5	$878.9	(10)%	$825.2	$881.6	(6)%

Average interest rates earned (exclusive of net realized gains/(losses)):
Funds held for clients	2.0%	2.0%		2.1%	1.9%
Corporate cash equivalents and investments	1.7%	1.4%		1.9%	1.4%

Total net realized gains/(losses)	$0.9	$(0.3)		$1.8	$(0.2)

Total expenses increased 18% to $649.0 million for the second quarter compared to the same period last year.  Increases in compensation-related costs, PEO direct insurance costs, and amortization of intangible assets contributed to total expense growth for the second quarter, primarily driven by the acquisition of Oasis.

Operating income increased 11% to $341.7 million for the second quarter compared to the same period last year. Operating margin was 34.5% for the second quarter, compared to 35.8% for the same period last year. Operating margin for the second quarter was primarily impacted by the continued growth of our PEO business, including the acquisition of Oasis, and by increased investments in technology and certain business initiatives. EBITDA(1) increased 16% to $398.8 million for the second quarter and EBITDA margin(1) was 40% for the second quarter,  consistent with the same period last year.

(1)

EBITDA and EBITDA margin are not U.S. GAAP measures. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income.

Other expense,  net for the second  quarter of $4.7 million includes interest expense of $8.3 million related to our long-term borrowings.

Our effective income tax rate was 23.2% for the second quarter compared to 23.8% for the same period last year. The effective income tax rates in both periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments.

Year-To-Date Fiscal 2020 Highlights

The highlights for the six months ended November 30, 2019 (the “six months”) are as follows:

•	Total revenue increased 15% to $2.0 billion.
•	Operating income increased 10% to $690.8 million.
•	Net income increased 9% to $522.9 million, and adjusted net income(1) increased 7% to $511.4 million.
•	Diluted earnings per share increased 9% to $1.45 per share, and adjusted diluted earnings per share(1) increased 8% to $1.42 per share.
•	EBITDA(1) increased 14% to $801.8 million.

(1)Adjusted net income, adjusted diluted earnings per share, and EBITDA are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of net income and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of November 30, 2019 remained strong with cash, restricted cash, and total corporate investments of $707.8 million.  Total short-term and long-term borrowings, net of debt issuance costs were $847.9 million as of November 30, 2019.  Our positive cash flows have historically allowed us to support our business and to pay substantial dividends (approximately 80% of net income) to our stockholders.  We anticipate that cash, restricted cash, and total corporate investments as of November 30, 2019,  along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $564.6 million for the six months, an increase of 14% from the same period last year. The increase in our operating cash flows was the result of higher net income and non-cash adjustments.  The increase in non-cash adjustments was primarily due to higher amortization expense of intangible assets related to the acquisition of Oasis, offset by a lower provision for deferred income taxes.

During the six months, we repurchased 2.0 million shares of our common stock for a total of $171.9 million.  In the respective prior year period, we repurchased 0.5 million shares for a total of $32.8 million.

Non-GAAP Financial Measures

	For the three months ended			For the six months ended
	November 30,			November 30,

$ in millions	2019(1)	2018	Change	2019	2018	Change
Net income	$258.7	$235.8	10%	$522.9	$479.4	9%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(4.9)	(0.5)		(11.5)	(3.8)
Revaluation of net deferred tax liabilities (3)	—	—		—	1.7
Total non-GAAP adjustments	(4.9)	(0.5)		(11.5)	(2.1)
Adjusted net income	$253.8	$235.3	8%	$511.4	$477.3	7%

Diluted earnings per share	$0.72	$0.65	11%	$1.45	$1.33	9%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (2)	(0.01)	—		(0.03)	(0.01)
Revaluation of net deferred tax liabilities (3)	—	—		—	—
Total non-GAAP adjustments	(0.01)	—		(0.03)	(0.01)
Adjusted diluted earnings per share	$0.70	$0.65	8%	$1.42	$1.32	8%

Net income	$258.7	$235.8	10%	$522.9	$479.4	9%
Non-GAAP adjustments:
Interest expense/(income), net	6.8	(2.0)		12.6	(4.3)
Income taxes	78.3	73.5		158.4	152.5
Depreciation and amortization expense	55.0	36.8		107.9	72.7
Total non-GAAP adjustments	140.1	108.3		278.9	220.9
Earnings before interest, taxes, depreciation and amortization	$398.8	$344.1	16%	$801.8	$700.3	14%

(1)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.
(2)

Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(3)	One-time tax charge that was recognized during the three months ended August 31, 2018 as a result of updated guidance on Internal Revenue Code Section 162(m). This event is not expected to recur.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income, adjusted diluted earnings per share, EBITDA, and EBITDA margin (EBITDA as a percentage of total revenue), which are non-GAAP measures.  We believe these additional measures are indicators of our core business operations performance period over period.  Adjusted net income, adjusted diluted earnings per share, EBITDA, and EBITDA margin are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the U.S. GAAP measures of net income and diluted earnings per share,  and, therefore, should not be used in isolation, but in conjunction with the U.S. GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2020 (“fiscal 2020”), is based upon current market expectations and economic conditions continuing with no significant changes.  We have updated our guidance as a result of current business trends.  Our updated guidance is as follows:

•	Management Solutions revenue is anticipated to grow in the range of 5% to 5.5%;
•	PEO and Insurance Services revenue is anticipated to grow in the range of 25% to 30%;
•	Interest on funds held for clients is anticipated to grow approximately 4%; and
•	Diluted earnings per share is expected to grow in the range of 9% to 10%.

Other aspects of our guidance for fiscal 2020 remain unchanged from what we provided previously.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the second quarter within the next few days, and it will be available at http://www.paychex.com/investors.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for December 18, 2019 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves approximately 670,000 payroll clients as of May 31, 2019 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;
•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities, and Internet disruptions, including breaches of data security and privacy leaks, data loss, and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;

•	risks related to acquisitions and the integration of the businesses we acquire, including integrating Oasis’ business with ours;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance, and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the six months ended
	November 30,			November 30,
	2019	2018	Change	2019	2018	Change
Revenue:
Management Solutions	$726.7	$685.4	6%	$1,451.2	$1,373.1	6%
PEO and Insurance Services	244.1	155.2	57%	491.1	313.2	57%
Total service revenue	970.8	840.6	15%	1,942.3	1,686.3	15%
Interest on funds held for clients (1)	19.9	18.3	9%	40.4	35.4	14%
Total revenue	990.7	858.9	15%	1,982.7	1,721.7	15%
Expenses:
Operating expenses	323.4	264.9	22%	648.8	530.4	22%
Selling, general and administrative expenses	325.6	286.8	14%	643.1	563.8	14%
Total expenses	649.0	551.7	18%	1,291.9	1,094.2	18%
Operating income	341.7	307.2	11%	690.8	627.5	10%
Other (expense)/income, net (1)	(4.7)	2.1	n/m	(9.5)	4.4	n/m
Income before income taxes	337.0	309.3	9%	681.3	631.9	8%
Income taxes	78.3	73.5	7%	158.4	152.5	4%
Net income	$258.7	$235.8	10%	$522.9	$479.4	9%

Basic earnings per share	$0.72	$0.66	9%	$1.46	$1.34	9%
Diluted earnings per share	$0.72	$0.65	11%	$1.45	$1.33	9%
Weighted-average common shares outstanding	358.1	359.1		358.4	359.1
Weighted-average common shares outstanding, assuming dilution	360.6	361.5		361.1	361.5

(1)

Further information on interest on funds held for clients and other (expense)/income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	November 30,	May 31,
	2019	2019
ASSETS
Cash and cash equivalents	$600.6	$673.6
Restricted cash	53.0	50.6
Corporate investments	34.4	39.0
Interest receivable	29.0	27.4
Accounts receivable, net of allowance for doubtful accounts	464.9	420.5
PEO unbilled receivables, net of advance collections	411.7	406.3
Prepaid income taxes	58.6	22.6
Prepaid expenses and other current assets	240.9	233.9
Current assets before funds held for clients	1,893.1	1,873.9
Funds held for clients	3,734.8	3,803.8
Total current assets	5,627.9	5,677.7
Long-term restricted cash	9.7	6.5
Long-term corporate investments	10.1	10.2
Property and equipment, net of accumulated depreciation	401.7	408.7
Operating lease right-of-use assets, net of accumulated amortization	119.2	—
Intangible assets, net of accumulated amortization	359.7	399.1
Goodwill	1,785.8	1,782.6
Long-term deferred costs	359.7	366.3
Other long-term assets	27.9	24.9
Total assets	$8,701.7	$8,676.0

LIABILITIES
Accounts payable	$76.3	$75.9
Accrued corporate compensation and related items	121.5	146.4
Accrued worksite employee compensation and related items	568.3	578.6
Short-term borrowings	51.3	—
Deferred revenue	42.2	40.3
Other current liabilities	268.0	219.5
Current liabilities before client fund obligations	1,127.6	1,060.7
Client fund obligations	3,696.3	3,784.3
Total current liabilities	4,823.9	4,845.0
Accrued income taxes	30.6	27.3
Deferred income taxes	226.8	223.1
Long-term borrowings, net of debt issuance costs	796.6	796.4
Operating lease liabilities	100.1	13.0
Other long-term liabilities	154.3	151.7
Total liabilities	6,132.3	6,056.5

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 358.4 shares as of November 30, 2019 and 359.3 shares as of May 31, 2019	3.6	3.6
Additional paid-in capital	1,252.8	1,206.3
Retained earnings	1,301.4	1,409.5
Accumulated other comprehensive income	11.6	0.1
Total stockholders’ equity	2,569.4	2,619.5
Total liabilities and stockholders’ equity	$8,701.7	$8,676.0

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the six months ended
	November 30,
	2019	2018 (1)
OPERATING ACTIVITIES
Net income	$522.9	$479.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	107.9	72.7
Amortization of premiums and discounts on available-for-sale securities, net	20.4	27.7
Amortization of deferred contract costs	92.4	89.5
Stock-based compensation costs	23.8	22.8
(Benefit)/provision for deferred income taxes	(2.7)	10.9
Provision for allowance for doubtful accounts	3.4	1.5
Net realized (gains)/losses on sales of available-for-sale securities	(1.8)	0.2
Changes in operating assets and liabilities:
Interest receivable	(1.6)	3.6
Accounts receivable and PEO unbilled receivables, net	(53.2)	(71.6)
Prepaid expenses and other current assets	(44.5)	(26.7)
Accounts payable and other current liabilities	(14.5)	(30.2)
Deferred costs	(85.3)	(82.2)
Net change in other long-term assets and liabilities	(2.7)	(0.4)
Net change in operating lease right-of-use assets and liabilities	0.1	—
Net cash provided by operating activities	564.6	497.2
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(13,537.8)	(21,248.8)
Proceeds from sales and maturities of available-for-sale securities	14,167.1	21,364.3
Purchases of property and equipment	(59.9)	(60.8)
Purchases of other assets	(4.2)	(1.0)
Net cash provided by investing activities	565.2	53.7
FINANCING ACTIVITIES
Net change in client fund obligations	(88.0)	(1,017.6)
Net proceeds from short-term borrowings	51.3	57.3
Dividends paid	(444.3)	(402.7)
Repurchases of common shares	(171.9)	(32.8)
Activity related to equity-based plans	7.9	12.2
Net cash used in financing activities	(645.0)	(1,383.6)
Net change in cash, cash equivalents, restricted cash and restricted cash equivalents	484.8	(832.7)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	935.2	2,300.5
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$1,420.0	$1,467.8

Reconciliation of cash, cash equivalents, restricted cash and restricted cash equivalents to the Consolidated Balance Sheets:
Cash and cash equivalents	$600.6	$510.6
Restricted cash	62.7	—
Restricted cash and restricted cash equivalents included in funds held for clients	756.7	957.2
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$1,420.0	$1,467.8

(1)	Amounts have been adjusted to reflect adoption of Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).”

© 2019 Paychex, Inc.